Ex 77c

On September 17, 2007, the TIAA-CREF Institutional Mutual Funds (the Funds)
 held a special shareholder meeting so that Fund shareholders could consider and vote upon certain matters, in accordance with the terms of the Proxy Statement on Schedule 14A, incorporated herein by reference, filed on August 17, 2007 by the TIAA-CREF Institutional Mutual Funds, File No.811-09301. A summary of these matters and the results of the shareholder meeting are included in the Funds September 30, 2007 annual reports, which are included in the Funds 2007 annual Form N-CSR filing with the Securities and Exchange Commission.